Dated 8 August 2013

Tulip Fund NV (Lender) **(1)**

and

DWM Petroleum AG (Borrower) **(2)**

Loan Agreement

Contents

Clause		Page
1	Interpretation	1
2	Loan	2
3	Purpose of the Loan	2
4	Collateral	2
5	Term	2
6	Drawdown	3
7	Interest	3
8	Repayment	3
9	Payment by the Borrower	4
10	Late payment and interest for late payment	4
11	Default	4
12	Confidentiality	5
13	Notices	5
14	Exercise of Lender rights	5
15	Evidence	5
16	Expenses	6
17	Governing law, competent court	6

THIS AGREEMENT is entered into on the 8 August 2013 **BETWEEN**:

(1) **Tulip Fund NV** , a VBI (tax exempt collective investment fund), incorporated under the laws of the Netherlands, (Registration Number 27121824) having its registered office and its principal place of business at Emmastraat 1 at 2595EG 's Gravenhage, The Netherlands, (the **Lender**), in the matter duly represented by Mr Charles Van Leeuwen and or Mr Francis Van Den Plas who has been expressly granted a full authority and power of attorney for the signature of this Agreement by the Lender on the 7 August 2013.

(2) **DWM Petroleum AG,** a company registered under the laws of Switzerland, having its registered office at Bahnhofstrasse 9, 6340 Baar, Switzerland, (the **Borrower**) in this matter represented by Mr. Heinz J. Scholz and or Mr. Peter-Mark Vogel.

the Lender and the Borrower hereinafter together the **Parties**;

WHEREAS:

(A) the Borrower is reorganizing its investment activities;

(B) the Borrower therefore wishes to borrow from the Lender an amount of EUR 4,000,000 (Four million *Euros*);

(C) the Lender is willing to make this amount available as a loan to the Borrower under the terms of this agreement;

NOW IT IS HEREBY AGREED as follows:

1 Interpretation

1.1 In this Agreement:

1.1.1 reference to "parties" and "party" means a reference to a party and/or the parties of this Loan Agreement;

1.1.2 reference to a clause or paragraph means reference to a clause or paragraph of this Loan Agreement;

1.1.3 words importing the plural include the singular and vice versa;

1.1.4 references to a person include an individual, firm, company, corporation, unincorporated body of persons and any government entity;

1.1.5 words importing a gender include every gender;

1.1.6 references to clauses and Schedules are to be construed as references to the clauses of, and Schedules to, this Loan Agreement and references to this Loan Agreement include its Schedules and do not affect the interpretation of such clauses and Schedules;

1.1.7 reference to **including** means including without limitation;

2 Loan

2.1 Subject to the terms and conditions of this Loan Agreement, the Lender agrees to lend the Borrower, and the Borrower agrees to borrow from the Lender, the sum of EUR 4,000,000 (four million *Euros*) (the **Principal Amount**).

3 Purpose of the Loan

3.1 The Borrower shall apply the Principal Amount (less expenses incurred in connection with this Loan Agreement) for working capital purposes.

4 Collateral

Description of collateral: As security for the Loan and subject to the terms of this Agreement, Borrower has agreed to pledge 100 million shares of Petromanas Energy INC , a company incorporated under the laws of Alberta, Canada having its registered office and principal address at Suite 1720, Life Plaza, 734-7th Avenue SW, Calgary, AB Canada T2P 3P8, to Lender as guarantee for the due payment of the Loan, together with all of Borrower's right, title and interest therein and all benefit to be derived therefrom..

Said shares will be held in custody in UBS AG, Basel, the bank account number to be provided and included as Attachement 1 of this Loan Agreement.

4.1 Draw conditions on the collateral:

- In case of non-repayment of the loan amount to the lender on the repayment date, the ownership rights on the stock which guarantees the loan amount automatically will be irrevocable transferred in favour of the lender

- Furthermore, the lender will, in case of failure of repayment, have the irrevocable right to appoint a board member and executive director on DWM Petroleum AG's board, in order to follow up the investments done through this loan agreement. Additionally, DWM Petroleum AG's board representatives will resign immediately from Petromanas Energy Inc's board.

5 Term

This agreement shall be effective as from the moment of receipt of the loan amount on the designated bank account of the borrower and shall remain effective for a period of 6 (six) month

from that date. (the **Term**). At the option of the borrower the lender will grant the borrower an extension of a further six months (6 months)The borrower must inform the lender one month (1 month) in advance if borrower wished to exercise this option. If borrower exercises such right both parties will in accordance to section 8 renegotiate the terms of the extension.

6 Drawdown

6.1 The Lender shall make the Principal Amount available to the Borrower in one single transfer of EUR 4,000,000 (Four million Euros) by no later than August 9, 2013 per transfer to the bank account of the Borrower as advised by the Borrower (the **Bank Account**).

6.2 The Lender is not obliged to transfer the Principal Amount to the Bank Account and all its obligations pursuant to this Loan Agreement shall lapse should any of the events of default as described under clause 11 occur between the day of signing of this Loan Agreement and the day of transfer of the Principal Amount to Bank Account.

7 Interest

7.1 The Borrower shall pay to the Lender interest on the Principal Amount during the Term at a rate of 4.5 % (4.5% per annum) (the **Interest**). The Interest shall accrue and shall be paid by the Borrower to the Lender on the Repayment Date and in accordance with Clause 8.1.

7.2 Any and all tax (withholding) obligations of the Borrower to the competent authorities in connection with the Interest payable by the Borrower to the Lender will be deducted from the Interest payable by the Borrower to the Lender on the Repayment Date.

8 Repayment

8.1 The Borrower shall repay the entire Principal Amount and interest due to the Lender after 6 (six) months from the date of the transfer of the Principal Amount to the Bank Account of the Borrower. (the **Repayment Date**), if not otherwise agreed with the Lender and having agreed with the Lender on an extension of the Term of this loan.

8.2 The Borrower may, without penalty or damages of any kind, at any time during the Term prepay the Principal Amount in whole or in part.

9 Payment by the Borrower

9.1 All payments shall take place in the currency of the Principal Amount, without any deduction or withholding and without any costs for the account of the Lender, except for the taxes as per clause 6.2. Payments shall primarily be made to reduce any costs, subsequently to reduce any penalties, more subsequently to pay the Interest, and finally to pay (any non-paid part of) the Principal Amount.

10 Late payment and interest for late payment

10.1 If the Borrower fails to pay any amount payable to the Lender in connection with this Loan Agreement on the due date and /or pursuant to clause 9, the Borrower shall be in default without any notice being required. During the period of default, the Borrower shall pay a cumulative aggregate interest rate of 5% per annum on the non-paid amount of the Principal Amount, without affecting any of its obligations under this Loan Agreement.

11 Default

11.1 Without prejudice to any of its other rights and obligations, if any of the following events (**Events of Default**) occurs before the Repayment Date the Lender may, at its option, declare any and all amounts which have been or shall become due and payable by the Borrower to the Lender under this agreement, immediately due and payable, after notifying the Borrower thereof in writing and having served a without notice of default in writing but without any or other formalities and without any legal proceedings being required, whereby the Lender is entitled to undertake any measures deemed necessary to maintain its rights to payment under this Loan Agreement:

11.1.1 Any corporate action, legal proceedings or other procedure or step being taken in relation to the bankruptcy, suspension of payments, a moratorium of any indebtedness, or any similar foreign procedure or situation

11.1.2 Attachment of all material assets of the Borrower,

11.1.3 Termination of the legal personality, winding-up, dissolution, or termination of the undertaking of the Borrower or any indication of intentions thereto or any nationalisation in whole or in part or any other action by which the undertaking of the borrower shall be actually terminated or

11.2 The Borrower will be in default if any of the Events of Default occurs. As soon as the Borrower becomes aware of one or more of the Events of Default, the Borrower will immediately notify the Lender thereof in writing. Upon the occurrence of any Event of Default the Borrower will without any further delay start to unwind the investment structures and any investment in order to repay the Lender once having received the due and outstanding funds and proceeds from the investment structures.

12 Confidentiality

Each Party hereby undertakes towards any other Party to maintain full confidentiality in respect of all information that was or will be received or obtained relating to that other Party, this Loan Agreement (including its objectives), or the transactions following from or referred to in this Loan Agreement and to treat such information as strictly confidential, unless such information is generally available in the public domain or disclosure of such information is required by law, by securities exchange regulations or by any other regulations.

13 Notices

Any communications to be made in connection with this Loan Agreement shall be made in writing and, by registered mail with receipt to the following addresses:

Borrower :DWM Petroleum AG
Attention :Mr. Heinz J. Scholz or Mr. Peter-Mark Vogel
Address : Bahnhofstrasse 9, 6340 Baar, Switzerland

Lender : Tulip Fund NV
Attention : Mr Charles Van Leeuwen or Mr Francis Van Den Plas
Address : Emmastraat 1, 2595EG 's Gravenhage, The Netherlands

Any modification of address shall be notified by registered mail to the other Party immediately.

14 Exercise of Lender rights

The Lender party may exercise any rights under this Loan Agreement, the moment of such exercise and the order in which such rights will be exercised at its discretion. Not exercising of any of these rights cannot be interpreted as a waiver of such right.

15 Evidence

The records of the Lender are conclusive evidence of the existence and the amount of the Principal Amount, claims, payment obligations and balances with regard to the Principal Amount, in the absence of error thereof demonstrated by the Borrower.

16 Expenses

The Borrower will be responsible for the legal and other expenses incurred in connection with this Loan Agreement.

17 Governing law, competent court

This Loan Agreement and all non contractual obligations in relation thereto shall be governed by and construed in accordance with Swiss law.. All disputes arising out of or in connection with the present contract shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The dispute language shall be English and the place of Arbitration shall be Lausanne, Vaud, Switzerland.

IN WHITNESS WHEREOF this Loan Agreement was signed on August 8, 2013

Borrower: DWM Petroleum AG

/s/ Heinz J. Scholz

/s/ Peter-Mark Vogel

Location:

Name : Mr. Heinz J. Scholz & Peter-Mark Vogel

Title: Chairman & Director

Lender: Tulip Fund NV

/s/ Charles Van Leeuwen

Location:

Name : Mr Charles Van Leeuwen

Title: Director